Exhibit 11

                        Computation of net loss per share

In February 1997, Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128) was issued. This pronouncement modifies the calculation and disclosure of earnings (loss) per share (EPS) and was adopted by the Company in its financial statements for the year ended December 31, 1997. The following discloses the loss per share calculations in accordance with the provisions of SFAS 128.

                                                                Year ended December 31,
                                                                     1997                1996
                                                            -------------       -------------
Weighted-average number of shares outstanding
for use in computing loss per share                             5,806,200           3,832,000
                                                            =============       =============

Weighted-average number of shares outstanding
for use in computing loss per share assuming
dilution                                                        5,806,200           3,832,000
                                                            =============       =============

Net loss                                                    $  (4,945,000)      $  (3,456,600)
                                                            =============       =============

Net loss per common share                                   $       (0.85)      $       (0.90)
                                                            =============       =============

Net loss per common share assuming dilution                 $       (0.85)      $       (0.90)
                                                            =============       =============